Exhibit 99.2

AMENDMENT

TO

SECOND AMENDED AND RESTATED

BYLAWS

OF

CASEY’S GENERAL STORES, INC.

Pursuant to action of the Board of Directors of Casey’s General Stores, Inc. on May 19, 2011, the Second Amended and Restated Bylaws of Casey’s General Stores, Inc., in the form adopted on June 10, 2009, are hereby amended by deleting present Article III, Section 2 thereof and by inserting, in lieu thereof, the following provision as a new Article III, Section 2:

Section 2. Tenure and Qualifications. The Board of Directors shall be divided into three classes as set forth in Article IX of the Restated Articles, and directors shall hold office for the terms provided in said Article IX. A vacancy on the Board of Directors, including but not limited to a vacancy resulting from an increase in the number of directors, shall be filled solely by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, and the person filling such vacancy or newly-created directorship shall serve out the remainder of the term of the vacated directorship or, in the case of a new directorship, the term designated for the particular director. The directors need not be residents of the State of Iowa or shareholders of the Corporation.

The foregoing amendment shall be in full force and effect from and after May 19, 2011, the date of the Board of Directors’ approval thereof.

CASEY’S GENERAL STORES, INC.

(SEAL)	By:	/s/ Brian J. Johnson
Brian J. Johnson, Vice President-Finance and Corporate Secretary